Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into to be effective as of immediately before the effectiveness of the initial public offering of Common Stock (the “Effective Date”) as specified on Exhibit A to this Agreement (“Ex. A”), which is incorporated herein by reference, by and between the company identified on Ex. A (the “Company”) and the employee identified on Ex. A. (“Employee”).

RECITALS

WHEREAS, the Company desires to continue to employ Employee, and Employee desires to continue to be employed by the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following terms:

TERMS

1.                                      Defined Terms.  Capitalized terms used throughout this Agreement have the meaning ascribed to such terms in Exhibit B to this Agreement (“Ex. B”), which is incorporated herein by reference.

2.                                      Employment and Duties.

a.                                      Duties; Responsibilities; Authorities; and Primary Work Location.  Employee shall serve in the position and with the title set forth on Ex. A or in such other similar capacity or capacities for the Company or any Affiliates as the Board may from time to time designate in its sole discretion.  In such capacity or capacities, Employee shall (i) have the duties, responsibilities, and authorities as may be assigned by the Board from time to time in its sole discretion; (ii) report to the individual, entity, committee or board identified on Ex. A; (iii) comply with and, where applicable, enforce the personnel, ethical, and operational policies and procedures of the Company and its Affiliates; and (iv) cooperate with any investigation or inquiry authorized by the Company or an Affiliate or conducted by a governmental authority related to the Company’s or an Affiliate’s business or Employee’s conduct.  Any obligations of the Company under this Agreement may be satisfied by the Company’s delegation of such obligations to one or more of its Affiliates.  Although Employee shall be expected to work at all the Company and Affiliate locations from time to time and travel as necessary to perform his duties and responsibilities, Employee’s primary work location shall be at the location identified on Ex. A.

b.                                      Exclusive Services and Compensation.  Employee shall devote his full working time, skill, attention, and best efforts to the business and affairs of the Company and its Affiliates, and shall not engage in any activity inconsistent with the foregoing, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, unless the Company consents to Employee’s involvement in such activity in writing upon full disclosure by Employee; provided, however, that to the extent such activities do not violate or interfere with Employee’s performance of his duties and responsibilities under this Agreement or otherwise violate this Agreement, Employee may (i) manage his personal, financial, and legal affairs; (ii) participate in professional organizations; and (iii) engage in charitable and community activities.  All services that Employee may render to the Company or any of its Affiliates in any capacity during the Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

c.                                       Dodd-Frank Act and Other Applicable Law Requirements.  Employee agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, or other policy applicable to executives of the Company and its Affiliates, as may be in effect from time to time, as approved by the Board or a duly authorized committee thereof or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) or other applicable law, and (ii) that the terms and conditions of this Agreement shall be deemed automatically amended as may be necessary from time to time to ensure compliance by Employee and this Agreement with such policies, the Dodd-Frank Act, or other applicable law.

3.                                      Term.  This Agreement shall continue in full force and effect for the initial term identified on Ex. A (the “Initial Term”) commencing on the Effective Date and continuing until the expiration date identified on Ex. A (the “Expiration Date”), unless terminated before the Expiration Date in accordance with Section 5.  Notwithstanding the previous sentence, the effectiveness of this Agreement shall automatically be extended for an additional one-year term on the Expiration Date and on each successive anniversary of the Expiration Date (each, a “Extension Date”), unless and until (a) either party gives written notice of non-renewal at least 90 days before the Expiration Date or any Extension Date; or (b) the Agreement is terminated earlier in accordance with Section 5 (each, an “Extension Term”).  The Initial Term and any Extension Terms shall be referred to below collectively as the “Term” of this Agreement.

4.                                      Compensation and Benefits.  In consideration for the performance of Employee’s duties, responsibilities, and authorities under this Agreement, the Company shall provide, or cause its Affiliate to provide, Employee with the following compensation and employment benefits:

a.                                      Base Salary.  Employee shall receive an initial annual base salary in the amount identified on Ex. A (the “Base Salary”) prorated for any partial period of employment and payable in accordance with the Company’s ordinary payroll policies and procedures for employee compensation.  The Base Salary may be reviewed and/or adjusted from time to time at the sole discretion of the Committee.

b.                                      Bonus.  Employee shall be eligible to participate in a bonus plan or program (the “Bonus Plan”) that is generally applicable to similarly situated employees of the Company and its Affiliates.  Any bonus payable under the Bonus Plan (the “Bonus”) may be based upon the achievement of certain performance goals and objectives during the applicable fiscal year (or other performance period) as determined by the Committee in its sole discretion.  Employee’s Bonus target (the “Bonus Target”) shall be determined from time to time by the Committee in its sole discretion.  The Committee will approve and certify achievement of performance results prior to the payment of any Bonus. Notwithstanding the foregoing, except as otherwise provided in this Agreement and/or the Company’s Bonus Plan, Employee shall not be eligible for a Bonus unless Employee remains employed by the Company as of the last day of the fiscal year (or other performance period) with respect to which the Bonus relates, and any such Bonus shall be paid to Employee no later than the 15th day of the third calendar month following the fiscal year (or other performance period) with respect to which the Bonus relates.

c.                                       Paid Time Off.  For each calendar year during the Term, Employee shall be entitled to the number of weeks of paid time off set forth on Ex. A, prorated for any partial periods of employment, to be accrued and used in accordance with the terms of the Company’s paid time off policy.  Unless otherwise specifically permitted under the Company’s paid time off policy applicable to similarly situated employees or required by applicable law, any accrued and unused paid time off shall not be carried over from year to year and shall not be reimbursed if not used during the year in which it was granted.

d.                                      Other Employee Benefits.  Employee shall be entitled to participate in all employee benefit plans, programs, and arrangements extended, from time to time, to similarly situated employees of the Company pursuant to the terms and eligibility requirements of such plans.  Such employment benefits, plans, programs, and arrangements shall be governed by the applicable plan documents, insurance policies, and/or employment policies, and may be modified, suspended, revoked, or terminated in the Company’s sole discretion without violating this Agreement.

e.                                       Expense Reimbursement.  Employee shall be authorized to incur ordinary, necessary, and reasonable business and travel expenses while performing his duties, responsibilities, and authorities under this Agreement and promoting the Company’s business and activities during the Term.  The Company shall reimburse Employee for all such expenses incurred in accordance with the Company’s policies and practices concerning reimbursement of business expenses.

f.                                        Other Compensation and Benefits.  The Company shall pay or provide Employee with the other compensation and benefit-related items, if any, as set forth on Ex. A.

g.                                       Withholding and Deductions.  With respect to any payment to be made to Employee under this Agreement, the Company shall deduct, where applicable, any amounts authorized by Employee and permissible under applicable law, and shall withhold and report all amounts required to be withheld and reported by applicable law.

h.                                      Supplemental Life Insurance Policy.  The Company shall use commercially reasonable efforts as soon as reasonably possible after the Effective Date to provide Employee with either a supplemental individual life insurance policy or coverage under a supplemental group life insurance policy (the policy being provided being referred to as the “Policy”) subject to the following terms: (i) the term of the Policy shall be ten (10) years; (ii) the Company shall pay the premiums for such Policy for ten (10) years or until this Agreement is terminated, whichever is shorter; (iii) Employee shall be entitled to name the beneficiary or beneficiaries of the Policy as it pertains to his benefits under the Policy; (iv) the Policy shall provide for a benefit equal to at least three (3) multiplied by Employee’s Base Salary plus Bonus Target; (v) Employee shall submit to a medical examination if such examination is required by the insurance company issuing the Policy; and (vi) the Policy shall be in addition to any life-insurance coverage the Company ordinarily provides to its executive employees.

5.                                      Termination.

a.                                      Circumstances:  This Agreement may be terminated as follows and any termination of this Agreement shall also constitute a termination of Employee’s employment with the Company:

i.              Death.  Employee’s employment shall automatically terminate upon his death.

ii.             Inability to Perform.  The Company may terminate Employee’s employment by reason of Employee’s Inability to Perform.

iii.            Termination for Cause.  The Company may terminate Employee’s employment for Cause.

iv.            Termination without Cause.  The Company may terminate Employee’s employment without Cause.

v.             Resignation for Good Reason.  Employee may resign his employment for Good Reason.

vi.            Resignation without Good Reason.  Employee may resign his employment without Good Reason.

vii.           Non-Extension of Term by the Company.  The Company may give notice of non-extension to Employee pursuant to Section 3, in which event the Term shall expire and Employee’s employment shall terminate on the last day of the then current Term.

viii.          Non-Extension of Term by Employee.  Employee may give notice of non-extension to the Company pursuant to Section 3, in which event the Term shall expire and Employee’s employment shall terminate on the last day of the then current Term.

b.                                      Procedure for Termination by the Company for Cause.  Before exercising its right to terminate Employee’s employment for Cause, the Board must provide written notice to Employee of its intent to do so, and that notice shall describe in reasonable detail the condition(s) believed to constitute Cause under such clause(s) and provide Employee with a reasonable period of time to correct the condition(s) (the “Correction Period”), unless the Board determines in its sole discretion that such condition(s) are not reasonably capable of being corrected or appropriately curable.  A thirty (30)-day Correction Period shall be presumptively reasonable.  Nothing in this Section 5(b) precludes discussions between Employee and the Company, or personnel actions by the Company short of termination of employment, regarding such condition(s).

c.                                       Procedure for Resignation by Employee for Good Reason.  To exercise his option to resign employment for Good Reason, Employee must provide written notice to the Company of his belief that Good Reason exists within sixty (60) days of the initial existence of the Good Reason condition, and that notice shall describe in reasonable detail the condition(s) believed to constitute Good Reason.  The Company then shall have thirty (30) days to remedy the Good Reason condition(s).  If not remedied within that thirty (30)-day period or if the Company notifies Employee that it does not intend to cure such condition(s) before the end of that thirty (30)-day period, Employee may submit a Notice of Termination pursuant to Section 5(d); provided, however, that the Notice of Termination invoking Employee’s right to terminate his employment for Good Reason must be given no later than one-hundred (100) days after the date the Good Reason condition first arose; otherwise, Employee is deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

d.                                      Notice of Termination.  Any termination of Employee’s employment by the Company or by Employee under this Section 5 (other than termination pursuant to Section 5(a)(i)) shall be communicated by a Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice indicating the specific termination provision in this Agreement relied upon for the termination and specifying the Date of Termination; provided, however, that the failure by the Company or Employee to issue a Notice of Termination shall not waive any right of the Company or Employee under this Agreement.

e.                                       Investigation; Suspension.  The Company may suspend Employee’s employment with pay pending an investigation authorized by the Company or an Affiliate or a governmental authority or a determination whether Employee has engaged in acts or omissions constituting Cause, and such paid suspension shall not constitute Good Reason or a termination of Employee’s employment.

f.                                        Deemed Resignation.  Any termination of Employee’s employment with the Company shall constitute an automatic resignation of Employee from all other positions as an employee, officer, director, manager, or other service provider of the Company and each Affiliate of the Company, and an automatic resignation of Employee from the Board (if applicable and unless otherwise agreed in writing) and from the board of directors or similar governing body of the Company and any Affiliate and from the board of directors or similar governing body of any corporation, limited liability company, or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such Affiliate’s designee or other representative, and as a trustee, fiduciary, committee member or service provider in any other capacity with respect to the Company’s and its Affiliates’ employee benefit plans, programs, policies and arrangements.

g.                                       Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party under this Agreement, which shall have accrued prior to such expiration or termination or which by their nature or terms survive the expiration or termination of the Term including without limitation Employee’s obligations under Sections 9, 10, 11, and 19 and the Company’s obligations under Sections 6, 7, and 19.

6.                                      Rights and Obligations Upon Termination Not In Connection with a Change in Control.

a.                                      Termination for Any Reason.  Upon Employee’s termination from employment with the Company for any reason, the Company shall pay Employee (i) Employee’s Base Salary through the Date of Termination, (ii) business expenses incurred through the Date of Termination that are reimbursable pursuant to Section 4(e), (iii) any accrued but unused paid time off through the Termination Date if payable under the Company’s paid time off policy, and (iv) any Bonus awarded pursuant to the Bonus Plan for the fiscal year (or other performance period) preceding the year in which the Date of Termination occurs which remains unpaid as of the Date of Termination.  The amounts, if any, in clauses (i)-(iii) shall be paid at the time and in the manner required by applicable law but in no event later than thirty (30) business days after the Date of Termination.  The amount, if any, in clause (iv) shall be paid in the manner and at the time provided for in the Bonus Plan; provided, however, that such payment shall be made no later than the 15th day of the third calendar month following the fiscal year (or other bonus performance period) with respect to which the Bonus relates.

b.                                      Termination by the Company without Cause, Resignation by Employee for Good Reason, or Non-Extension by the Company.  In addition to the payments provided for in Section 6(a) and except as provided in Section 7(a) or (b), as applicable, if Employee’s employment is terminated by the Company without Cause pursuant to

Section 5(a)(iv), by reason of Employee’s resignation for Good Reason pursuant to Section 5(a)(v), or pursuant to Section 5(a)(vii) by reason of notice of non-extension given by the Company pursuant to Section 3:

i.                                          The Company shall pay to Employee an amount equal to (A) that portion or multiple set forth on Ex. A of Employee’s Base Salary as of the Date of Termination or, if greater, of Employee’s Base Salary before any reduction not consented to by Employee at any time within two (2) years immediately before the Date of Termination plus (B) that portion or multiple set forth on Ex. A of Employee’s Bonus Target as of the Date of Termination (together, the “Severance Pay”), at the time and in the manner provided in Section 6(c); provided, however, that, if Employee’s employment is terminated pursuant to Section 5(a)(vii) by reason of notice of non-extension given by the Company pursuant to Section 3, then the Severance Pay shall be limited to 100% of his Base Salary in effect immediately before the Date of Termination, the Severance Pay shall not include the components just described above, and Employee shall not be entitled to the Severance Benefits Continuation described below; and

ii.                                       Should Employee timely elect to continue coverage under a group health insurance plan sponsored by the Company or one of its Affiliates and timely make the premium payments, the Company shall reimburse Employee on a monthly basis for the cost of continued coverage under COBRA for Employee and any of his eligible dependents until the earlier of (A) the date Employee is no longer entitled to continuation coverage under COBRA or (B) the number of months set forth on Ex. A following the Date of Termination (the “Severance Benefits Continuation”);

provided further, however, that Employee shall not be entitled to receive the Severance Pay and Severance Benefits Continuation (or the payments provided for in Sections 7(a) or (b), as applicable) unless (x) Employee executes and returns to the Company a Release on or prior to the 60th day following the Date of Termination or such shorter time as may be prescribed in the Release, (y) such Release shall not have been timely revoked by Employee, and (z) the Date of Termination constitutes a Separation from Service; and provided further, however, that if Employee violates his continuing obligations under Sections 9, 10, or 11, Employee shall not be entitled to receive the Severance Pay or Severance Benefits Continuation (or the payments provided for in Sections 7(a) or (b), as applicable) and Employee shall immediately repay to the Company upon written demand any Severance Pay or Severance Benefits Continuation (or the payments provided for in Sections 7(a) or (b), as applicable) that already have been paid to him.  For purposes of clarification only, Employee is not entitled to Severance Pay or Severance Benefits Continuation if his employment terminates by reason of death or Inability to Perform, by reason of his resignation without Good Reason, by reason of notice of non-extension given by Employee, or by reason of the termination of his employment for Cause.

c.                                       Time and Manner of Payment of Severance Pay.  The Severance Pay provided for under Section 6(b)(i) shall be paid as follows:

i.                                          If the Severance Pay is equal to or less than the Section 409A Exempt Amount, then the Severance Pay shall be paid in equal monthly installments (each of which such installments may be made, at the Company’s sole discretion, over one or more of the Company’s payroll dates in such month) over the “Severance Pay Period” set forth on Ex. A, commencing in payment with the first month after the calendar month in which the Release Effective Date occurs.

ii.                                       If the Severance Pay is greater than the Section 409A Exempt Amount (as defined below), then

(A)                               the Section 409A Exempt Amount shall be paid in equal monthly installments (each of which such installments may be made, at the Company’s sole discretion, over one or more of the Company’s payroll dates in such month) over the Severance Pay Period, commencing in payment with the first month after the calendar month in which the Release Effective Date occurs, and

(B)                               the excess of the Severance Pay over the Section 409A Exempt Amount shall be paid in a single lump sum no later than sixty (60) days after the Date of Termination.

Notwithstanding the foregoing, in no event shall any Severance Pay be paid later than the last day of the second calendar year following the calendar year in which Employee’s Separation from Service occurs.

7.                                      Rights and Obligations Upon Termination In Connection with a Change in Control.

a.                                      CIC Payment and CIC Benefits Continuation.  If Employee is employed by the Company on the date as of which a Change in Control occurs (the “CIC Effective Date”) and Employee’s employment is terminated upon the CIC Effective Date or within the number of months identified on Ex. A (the “CIC Window Period”) following the CIC Effective Date by the Company without Cause pursuant to Section 5(a)(iv), by reason of Employee’s resignation for Good Reason pursuant to Section 5(a)(v), or pursuant to Section 5(a)(vii) by reason of notice of non-extension given by the Company pursuant to Section 3, then in addition to the amounts provided for in Section 6(a), if any, the Company shall pay Employee the following Change in Control payments and benefits in lieu of the Severance Pay and Severance Benefits Continuation that otherwise would be payable pursuant to Section 6(b) but subject to the provisos in Section 6(b):

i.                                          On the Company’s first payroll date after the Release Effective Date but no later than 60 days after the Date of Termination, the Company shall pay Employee a lump sum payment in cash (the “CIC Pay”) equal to:

(A)                               the “CIC Base Salary Multiple” set forth on Ex. A multiplied by the greater of (I) Employee’s Base Salary as of the Date of Termination or (II) Employee’s Base Salary before any reduction not consented to by Employee at any time within two (2) years immediately before the CIC Effective Date, plus

(B)                               the “CIC Bonus Multiple” set forth on Ex. A multiplied by the greater of Employee’s Bonus Target under the Bonus Plan as of immediately before (I) the Date of Termination or (II) the CIC Effective Date.

ii.                                       Should Employee timely elect to continue coverage under a group health insurance plan sponsored by the Company or one of its Affiliates and timely make the premium payments, reimburse Employee on a monthly basis for the cost of continued coverage under COBRA for Employee and any of his eligible dependents until the earlier of (A) the date Employee is no longer entitled to continuation coverage under COBRA or (B) the number of months set forth on Ex. A following the Date of Termination (the “CIC Benefits Continuation”).

b.                                      Effect of a Change in Control Following Date of Termination.  If Employee’s employment is terminated by the Company without Cause pursuant to Section 5(a)(iv), by reason of Employee’s resignation for Good Reason pursuant to Section 5(a)(v), or pursuant to Section 5(a)(vii) by reason of notice of non-extension given by the Company pursuant to Section 3, and a CIC Effective Date occurs within one-hundred and eighty (180) days following the Date of Termination, then, in lieu of any remaining Severance Pay and Severance Benefits Continuation that otherwise would be payable pursuant to Section 6(b) but subject to the provisos in Section 6(b), the Company shall pay Employee the following Change in Control payments and benefits subject to the provisos in Section 6(b):

i.                                          On the later of the CIC Effective Date or the Company’s first payroll date after the Release Effective Date but no later than 60 days after the CIC Effective Date, a lump sum payment in cash equal to (A) the excess, if any, of (I) the CIC Pay Employee would have been entitled to receive under Section 7(a)(i) if his Date of Termination had occurred during the CIC Window Period, over (II) the total amount of Severance Pay received by Employee prior to the CIC Effective Date in accordance with Section 6(c); and

ii.                                       If Employee timely elects or elected to continue coverage under a group health insurance plan sponsored by the Company or one of its Affiliates in accordance with Section 6(b) and timely makes the premium payments, reimburse Employee on a monthly basis for the cost of continued coverage under COBRA for Employee and any of his eligible dependents until the earlier of (A) the date Employee is no longer entitled to continuation coverage under COBRA or (B) the number of months of CIC Benefits Continuation Employee would have been entitled to receive under Section 7(a)(ii) if his Date of Termination had occurred during the CIC Window Period, less the number of months of Severance Benefits Continuation reimbursed or then reimbursable to Employee prior to the CIC Effective Date.

c.                                       Parachute Payments.  Notwithstanding any contrary provision in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G of the Code), and the Change in Control payments and benefits described in Section 7, together with any other payments which Employee has the right to receive from the Company and its Affiliates, would constitute a “parachute payment” (as defined in Section 280G of the Code), the payments and benefits provided hereunder shall be either (i) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Employee from the Company and its Affiliates shall be $1.00 less than three times Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full, whichever produces the better net after-tax result for Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Company in good faith and such determination shall be conclusive and binding on Employee.  If a reduced payment is made to Employee pursuant to clause (i) above and through error or otherwise that payment, when aggregated with other payments from the Company or its Affiliates used in determining if a parachute payment exists, exceeds $1.00 less than three times Employee’s base amount, Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

8.                                      Additional Rules Related to Payments.

a.                                      Exclusive Payments.  In all cases, the amounts payable to Employee under this Agreement upon termination of the employment relationship, along with the associated terms for payment, shall constitute all of the Company’s and its Affiliates’ obligations to Employee with respect to the termination of the employment relationship.  Nothing in this Agreement, however, is intended to limit any earned, vested benefits (other than any entitlement to severance pay, separation pay, change-in-control pay, or similar payments, if any) that Employee may have under the applicable provisions of any benefit plan of the Company in which Employee is participating at the time of the termination of the employment relationship.

b.                                      Offsets.  Employee agrees that the Company may set off against, and Employee authorizes the Company to deduct from, any payments due to Employee, or to his estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate by Employee, whether arising under this Agreement or otherwise; provided, however, that any such set off shall be made only in a manner that complies with Section 409A of the Code.

c.                                       Payments Upon Death.  If Employee’s employment is terminated by reason of Employee’s death, the Company shall pay to such person as Employee shall designate in a written notice to the Company (or, if no such person is designated, to his estate) any unpaid portion of the amounts described in Sections 6 or 7.  In addition, in the event of Employee’s death after he becomes entitled to payments pursuant to Sections 6 or 7, any remaining unpaid amounts shall be paid, at the time and in the manner such payments otherwise would have been paid to Employee, to such person as Employee shall designate in a written notice to the Company (or, if no such person is designated, to his estate).

d.                                      No Mitigation.  Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another company after the Date of Termination, or otherwise.

9.                                      Confidential Information.

a.                                      Employee Acknowledgments.  Employee acknowledges and agrees that (i) the Company is engaged in a highly competitive business; (ii) as a result of Employee’s employment with the Company, Employee may be granted equity or rights to acquire equity in the Company or an Affiliate; (iii) the Company has expended considerable sums, time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit its Confidential Information); (iv) the Company must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (v) Employee’s participation in or direction of the Company’s day-to-day operations and strategic planning is an integral part of the Company’s continued success and goodwill; (vi) given his position and responsibilities, Employee necessarily will be creating Confidential Information that belongs to the Company and enhances the Company’s goodwill, and in carrying out his responsibilities Employee in turn will be relying on the Company’s goodwill and the disclosure by the Company to him of Confidential Information; and (vii) Employee will have access to Confidential Information that could be used by unauthorized third parties in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill.

b.                                      Company Promises.  The Company acknowledges and agrees that Employee must have and continue to have throughout the Term the benefits and use of its goodwill and Confidential Information in order to properly carry out Employee’s duties and responsibilities.  The Company accordingly promises during the Term to provide the Employee with access to previously undisclosed Confidential Information and to authorize Employee to engage in activities that will create new and additional Confidential Information.

c.                                       Further Acknowledgements.  The Company and Employee thus acknowledge and agree that during the Term, and upon the Effective Date, Employee will receive Confidential Information that is unique, proprietary, and valuable to the Company; will create Confidential Information that is unique, proprietary, and valuable to the Company; and will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill the Company has generated and from the Confidential Information.

d.                                      Employee Promises.  Accordingly, Employee acknowledges and agrees that at all times while employed by the Company and thereafter:

i.                                          all Confidential Information shall remain and be the sole and exclusive property of the Company;

ii.                                       he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, employee, or legal counsel of the Company, or any other third parties that have a legitimate business need to receive the Confidential Information, to the extent necessary for the proper performance of his duties and responsibilities unless authorized to do so by the Company or compelled to do so by law or valid legal process;

iii.                                    if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information outside of his capacity as an employee or representative of the Company or its Affiliates, he will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

iv.                                   at the end of his employment with the Company for any reason or at the request of the Company at any time, he will immediately return to the Company all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic;

v.                                      he will immediately notify the Company if he learns of or suspects any unauthorized disclosure of Confidential Information;

vi.                                   absent the promises and representations of Employee in this Section 9, the Company would require him immediately to return any tangible Confidential Information in his possession, would not provide Employee with new and additional Confidential Information, would not authorize Employee to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement; and

vii.                                Employee’s obligations under this Section 9 are in addition to any applicable contractual, statutory, or common-law obligations and survive the termination of this Agreement.

10.                               Restricted Activities.

a.                                      Employee Covenants.  In consideration of the Company’s promises set out in Section 9 and the other promises and undertakings of the Company in this Agreement, Employee agrees that, during the Restriction Period set forth on Ex. A, he shall not engage in any of the following activities (the “Restricted Activities”) without the written consent of the Board:

i.                                          Non-Competition.  Except in the proper performance of his duties for the Company, directly or indirectly, whether or not for compensation, engage or prepare to engage in, or aid or advise another person or entity who is engaging in or preparing to engage in, a Competing Business (as defined in Section 10(c)(i)) as an employee, officer, director, agent, partner, stockholder, owner, member, representative, consultant, or in any other individual or representative capacity; provided, however, that this Section 10(a)(i) does not prohibit Employee’s ownership of (A) stock or other securities listed on a national securities exchange or actively traded in the over-the-counter market if he and the members of his immediate family do not, directly or indirectly, hold more than a total of 5% of all such shares of stock or other securities issued and outstanding; (B) royalty interests where Employee owns the surface of the land covered by the royalty interest and the ownership of the royalty interest is incidental to the ownership of such surface estate; (C) Oil and Gas Interests (as defined in Section 10(c)(ii)) owned by Employee prior to the Effective Date and disclosed to the Company in writing; or (D) Oil and Gas Interests acquired by Employee through a bona fide gift or inheritance; and provided further, however, that during the Restriction Period, the prohibitions of this Section 10(a)(i) extend only to (I) Oil and Gas Interests in the Specified Geographical Area (as defined in Section 10(c)(iv)) and (II) the performance by Employee, directly or indirectly, of the same or similar activities Employee has performed for the Company for or on behalf of a Competing Business that take place anywhere in, or are directed at any part of, the Specified Geographical Area, or such other activities that by their nature are likely to lead to the disclosure of Confidential Information.

ii.                                       Non-Solicitation of Employees and Other Service Parties.  Except in the proper performance of his duties for the Company, directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then, or was within the previous six (6) months, employed by or otherwise engaged to perform services for the Company to leave that employment or cease performing those services, whether on his own behalf or on behalf of any other person or entity, or to become employed by or otherwise perform services for a Competing Business; and

iii.                                    Non-Solicitation of Customers, Suppliers, or Vendors.  Except in the proper performance of his duties for the Company directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of the Company to cease being a customer, supplier, or vendor of the Company or to divert all or any part of such person’s or entity’s business from the Company, whether on his own behalf or on behalf of any other individual or entity.

b.                                      Acknowledgements.  Employee acknowledges and agrees that the restrictions in this Section 10 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set out in Section 9; that the Company’s promises and undertakings set out, and the matters recited, in Section 9 and Employee’s position and responsibilities with the Company give rise to the Company’s interest in restricting Employee’s post-employment activities; that such restrictions are designed to enforce the Employee’s promises and undertakings set out in Sections 9 and 10 and his common-law obligations and duties owed to the Company; that the restrictions are reasonable and necessary, are valid and enforceable under applicable law, and do not impose a greater restraint than necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify the Company in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under the law of any state that he contends or is advised is applicable; that he will not challenge the enforceability of such restrictions; that absent the promises and representations made by Employee in Sections 9 and 10, the Company would require him immediately to return any tangible Confidential Information in his possession, would not provide Employee with new and additional Confidential Information, would not authorize Employee to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement; and his obligations under this Section 10 are in addition to any applicable statutory or common-law obligations and survive the termination of this Agreement.

c.                                       Definitions.  For purposes of this Section 10,

i.                                          Competing Business.  “Competing Business” means (A) the ownership, operation, leasing, acquisition, exploration, marketing, development, production, or disposition of Oil and Gas Interests or (B) such other business activities as the Company may engage in, prepare to engage in, or investigate becoming engaged in during Employee’s employment with the Company or the six (6)-month period before the Date of Termination, and about which Employee had Confidential Information.

ii.                                       Oil and Gas Interests.  “Oil and Gas Interests” means any royalty, overriding royalty, working, leasehold, or other property interest in oil and gas assets or any right to acquire such interests.

iii.                                    Prospective Oil and Gas Interests.  “Prospective Oil and Gas Interests” means Oil and Gas Interests that the Company attempted to acquire, or was investigating the acquisition of, during Employee’s employment with the Company or within six (6) months before the Date of Termination, and about which Employee had access to or created Confidential Information.

iv.                                   Specified Geographical Area.  “Specified Geographical Area” means (A) the Company’s Oil and Gas Interests as of the Date of Termination; (B) the Company’s Prospective Oil and Gas Interests (as defined in Section 10(c)(iii)); (C) outer continental shelf Blocks adjacent to the Company’s Oil and Gas Interests as of the Date of Termination; and (D) the surface area within three (3) miles of the Company’s Oil and Gas Interests as of the Date of Termination or the Company’s Prospective Oil and Gas Interests.

d.                                      Affiliates.  As used in Sections 9, 10, and 11, the term “Company” shall include the Company and any of its Affiliates.

11.                               Inventions.

a.                                      Definition of Inventions.  Employee agrees that any and all technology, software (including source code and object code), inventions, discoveries, developments, concepts, processes, written materials, methods, specifications, products, ideas, know-how, technical information, patents and improvements thereof, copyrights, designs, marks, logos, trade names, processes, trade secrets, and all other intellectual property conceived, created, written, developed, or first reduced to practice by Employee, alone or jointly, in the performance of Employee’s duties for the Company or during the Restriction Period (“Inventions”) are and shall be the sole and exclusive property of the Company.  Employee acknowledges that all original works of authorship protectable by copyright that are produced by Employee in the performance of Employee’s duties for the Company are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101).  In addition, to the extent that any such works or Inventions are not works made for hire under the United States Copyright Act, Employee hereby assigns without further consideration all right, title, and interest in such works and/or Inventions to the Company.

b.                                      Disclosure, Assignment, and Cooperation.  Employee (i) shall promptly and fully disclose to the Company all Inventions, including Inventions previously conceived, created, written, developed, or first reduced to practice during Employee’s employment with the Company, if any, (ii) shall treat all Inventions as Confidential Information, and (iii) hereby assigns (with respect to already-existing Inventions) and agrees to immediately assign (with respect to not-yet-existing Inventions) to the Company without further consideration all of Employee’s right, title, and interest in and to such Inventions, whether or not copyrightable or patentable.  While employed by the Company and following the termination of Employee’s employment, Employee shall execute all papers, including without limitation all applications, invention assignments, and copyright assignments, and shall otherwise assist the Company as reasonably required, to memorialize, confirm, and perfect in the Company the rights, title, and other interests granted to the Company under this Agreement.  Employee represents that there are no inventions, original works of authorship, developments, improvements or trade secrets that (i) were made by Employee prior to his execution of this Agreement, (ii) belong to Employee, (iii) relate to Company’s actual or proposed business, products, or research and development, and (iv) are not assigned to the Company hereunder.

c.                                       Exceptions.  Notwithstanding the foregoing, Employee understands that the provisions of this Section 11 requiring assignment of Inventions to the Company do not apply to any Invention that Employee has developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, trade secret information, or Confidential Information (an “Other Invention”) except for those Other Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to the Company’s business, or actual or anticipated research or development of the Company or (ii) result from or relate to any work that Employee performed for the Company or to any Confidential Information or Inventions.  Employee will advise the Company promptly in writing of any Invention that Employee believes constitutes an Other Invention.  Employee agrees that he will not incorporate, or permit to be incorporated, any Other Invention owned by him or in which he has an interest into a Company product, process or service without the Company’s prior written consent.  Notwithstanding the foregoing sentence, if, in the course of Employee’s employment, Employee incorporates into a Company product, process, or service an Other Invention owned by him or in which he has an interest, Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sub-licensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Other Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

d.                                      Survival.  Employee’s obligations under this Section 11 survive the termination of this Agreement.

12.                               Remedies; Reformation.

a.                                      Remedies.  Employee acknowledges and agrees that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Sections 9, 10, or 11 were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, Employee agrees that the Company shall be entitled to equitable relief, including temporary restraining order, temporary, and permanent injunctions and specific performance, in the event Employee breaches or threatens to breach any of the provisions of such Sections, without the necessity of posting any bond or proving special damages or irreparable injury.  Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of such Sections by Employee, but shall be in addition to all other remedies available to the Company at law or equity.

b.                                      Automatic Reformation.  If any of the provisions of Sections 9, 10, or 11 are ever deemed by a court to be unenforceable as written under applicable law, such provisions shall be, and are, automatically reformed to the maximum limitations permitted by applicable law.

13.                               Notices.  All notices under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or three calendar days after the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, addressed to the Company at its headquarters or Employee at the address of such person as set forth in the Company’s records.  Either party may designate a different address by providing written notice of such new address to the other party.

14.                               Governing Law; Venue.  This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict-of-laws principles.  Employee and the Company hereby irrevocably consent to the binding and exclusive venue for any Dispute between the parties arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings in Dallas County, Texas.  Nothing in this Agreement, however, precludes Employee or the Company from seeking to remove a civil action from any state court to federal court.

15.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning its subject matters and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to its subject matters. Employee agrees that the Company has not made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company but is instead relying solely on his own judgment and his legal and tax advisors, if any.

16.                               Assignment; Successors; Binding Agreement.

a.                                      Assignment by the Company.  The Company may assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement without the written consent of Employee to any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company.

b.                                      Required Assumption.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

c.                                       No Third-Party Beneficiaries.  Except with respect to the Company’s Affiliates as provided for in Sections 2 and 10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

d.                                      No Assignment by Employee.  Employee shall not have any right to assign otherwise transfer this Agreement or any of his rights or obligations under this Agreement without the written consent of the Company and shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

e.                                       Successors and Permitted Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and Employee and their respective successors, permitted assigns, personnel and legal representatives, executors, administrators, heirs, distributes, devisees, and legatees, as applicable.

17.                               Amendments; Waivers. Other than pursuant to Section 2(c), (i) no provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by Employee and by a duly authorized officer of the Company, and such waiver is set out in writing and signed by the party to be charged; and (ii) no waiver by a party or failure to enforce or insist on his or its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion.  Notwithstanding the previous sentence, the Company may amend or modify this Agreement in its sole discretion at any time without the further consent of Employee in any manner necessary to comply with applicable law and regulations, including without limitation the Dodd-Frank Act and the regulations thereunder, or the listing or other requirements of any stock exchange upon which the Company or an Affiliate is listed.

18.                               Construction.  This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.                               Dispute Resolution.  The parties agree to the following dispute resolution terms:

a.                                      Definition of Dispute.  Any controversy, claim, complaint, cause of action, or similar proceeding, whether based on statute, contract, common law, negligence, tort, misrepresentation, or any other legal theory, arising out of or relating to this Agreement or Employee’s employment with the Company (a “Dispute”), shall be resolved solely in accordance with the terms of this Section 19; provided, however, that the term Dispute shall not include Employee’s administrative claims for workers’ compensation or unemployment compensation benefits (although any claim asserted under Ch. 451 of the Texas Labor Code shall be considered a Dispute subject to dispute resolution).

b.                                      Mediation.  If a Dispute cannot be settled by good faith negotiation between the parties, the parties shall submit the Dispute to nonbinding mediation as soon as reasonably possible after the Dispute arose.  If complete agreement cannot be reached within five calendar days of submission to mediation, either party may file a civil action against the other party in any court of competent jurisdiction permitted under Section 14.

c.                                       Waiver of Right to Jury Trial.  NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, THE PARTIES SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE.  IN ADDITION, EMPLOYEE SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO PARTICIPATE IN ANY CLASS OR COLLECTIVE ACTION WITH RESPECT TO ANY DISPUTE.

20.                               Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that, if any such provision may be made enforceable by limitation, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

21.                               Miscellaneous.  All references in this Agreement to payment or sums of money shall mean in U.S. currency only.  All references in this Agreement to calendar year, month, week, or day shall mean the calendar and parts thereof as observed in the U.S.  All references in this Agreement to date and time shall mean U.S. central standard date and time.

22.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.  The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

23.                               Code Section 409A.  All or a portion of the severance pay and severance benefits provided under this Agreement is intended to be exempt from Code Section 409A and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A.  In particular, the severance pay and benefits are intended to constitute a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), a payment or benefit described in paragraphs (b)(9)(iv) and (v) of Treasury Regulation Section 1.409A-1, and/or severance pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii). If a provision of the Agreement would result in the imposition of an applicable tax under Code Section 409A, the parties agree that such provision shall be reformed to the extent permissible under Code Section 409A to avoid imposition of the applicable tax, with such reformation effected in a manner that has the most favorable tax result to Employee.  Notwithstanding any provision in this Agreement to the contrary, if (a) Employee is a “specified employee,” as such term is defined in Code Section 409A and the regulations thereunder and (b) any payment due under this Agreement is subject to Code Section 409A and is required to be delayed under Code Section 409A because Employee is a specified employee, that payment shall be payable on the earlier of (i) the first business day that is six months after Employee’s Separation from Service, (ii) the date of Employee’s death, or (iii) the date that otherwise complies with the requirements of Code Section 409A. This Section shall be applied by accumulating all payments that otherwise would have been paid within six months of Employee’s Separation from Service and paying such accumulated amounts on the earliest business day which complies with the requirements of Code Section 409A. For purposes of determining the identity of specified employees, the Company may establish procedures as it deems appropriate in accordance with Code Section 409A. For purposes of Code Section 409A, each payment amount or benefit due under this Agreement will be considered a separate payment and Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.  With respect to any reimbursements that are subject to Code Section 409A, (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

[Signature Page Follows]

AGREED:

COMPANY	EMPLOYEE

By:		By:
	Name:		Name:
Title:

Date Signed:	Date Signed:

EXHIBIT A

ADDITIONAL TERMS AND CONDITIONS OF EMPLOYMENT AGREEMENT

Effective Date:	Immediately before the effectiveness of the initial public offering of Common Stock.

Employer/the Company:	Cinco Resources, Inc.

Employee Name:	Jon Glass

Position and Title:	Chairman, President, and Chief Executive Officer

Reporting to:	Board

Primary Work Location:	Dallas, Texas

Initial Term:	Three years

Expiration Date of Initial Term:	Third anniversary of the Effective Date.

Base Salary:	$410,000.00

Weeks of Paid Time Off:	5 weeks

Additional Compensation & Benefits:	The Company shall pay for Employee’s membership with the Petroleum Club of Dallas.

Severance Pay:	2.0 x Base Salary; plus 2.0 x Bonus Target

Months of Severance Benefits Continuation (limited to applicable COBRA continuation period):	18 months

Severance Pay Period in Months (limited to 20):	Up to 20 months

CIC Window Period in Months (limited to 18):	12 months

CIC Base Salary Multiple:	2.5 x Base Salary

CIC Bonus Multiple:	2.5 x Bonus Target

Months of CIC Benefits Continuation (limited to applicable COBRA continuation period):	18 months

Restriction Period:	During employment and for 12 months following any termination of employment.

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AGREED:

COMPANY	EMPLOYEE

By:		By:
	Name:		Name:
Title:

Date Signed:	Date Signed:

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EXHIBIT B

DEFINITIONS

Definitions. The following terms, when used throughout this Agreement, shall have the following meanings:

1.             “Affiliate” means the Company and any corporation, partnership, limited liability company, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

2.             “Base Salary” has the meaning set forth in Section 4(a).

3.             “Board” means the Board of Directors of the Company.

4.             “Bonus” has the meaning set forth in Section 4(b).

5.             “Bonus Plan” has the meaning set forth in Section 4(b).

6.             “Bonus Target” has the meaning set forth in Section 4(b).

7.             “Cause” means a finding by the Board of acts or omissions of Employee constituting, in Board’s good faith judgment, any of the following: (a) gross negligence or material misconduct in the performance of his duties and responsibilities; (b) the material failure to comply with the lawful directives of the Board; (c) the material failure to devote his full working time, skill, attention and best efforts to, or to substantially and diligently perform, his duties and responsibilities (other than in connection with an approved leave of absence); (d) conduct that is contrary to the best interests of the Company or its Affiliates or is likely to damage the business of the Company or its Affiliates, including without limitation their reputation; (e) a breach of duty (other than inadvertent acts or omissions) involving fraud, dishonesty, disloyalty, or a conflict of interest; (f) the material violation of, failure to report, or material failure to enforce the personnel, ethical, or operational policies and procedures of the Company or its Affiliates; (g) the failure to cooperate with any investigation or inquiry authorized by the Company or an Affiliate or conducted by a governmental authority related to the Company’s or an Affiliate’s business or Employee’s conduct; (h) Employee’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, any felony or other serious criminal offense or crime of moral turpitude or any violation of federal or state securities laws; or (i) a material violation of any provision of this Agreement or any non-solicitation, non-competition, non-disclosure, intellectual property, or other agreement (or similar agreement) with the Company or any of its Affiliates.

8.             “Change in Control” means (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company and its subsidiaries to any other person or entity (other than an Affiliate of the Company), (c) the stockholders of the Company approve any plan or proposal for liquidation or dissolution of the Company, (d) any person or entity (other than Yorktown Energy Partners IV, L.P., Yorktown Energy Partners V, L.P, Yorktown Energy Partners VI, L.P. or any of their affiliated funds), including a “group” as contemplated by section 13(d)(3) of the Securities Exchange of Act of 1934, as amended from time to time, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (e) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to

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constitute a majority of the Board.  Notwithstanding the foregoing, a Change in Control shall not include (y) the initial public offering of the Company’s common stock or a merger of the Company and/or any other affiliate of Yorktown Partners LLC or (z) any capital raising transaction that is approved by two or more members of the Board who meet the independence requirements of the principal exchange or quotation system upon which shares of the Company’s common stock are listed or quoted or, if no members of the Board meet such independence requirements, that is approved by the Board.

9.             “CIC Base Salary Multiple” has the meaning set forth in Section 7(a)(i)(A).

10.           “CIC Bonus Multiple” has the meaning set forth in Section 7(a)(i)(B).

11.           “CIC Benefits Continuation” has the meaning set forth in Section 7(a)(ii).

12.           “CIC Effective Date” has the meaning set forth in Section 7(a).

13.           “CIC Pay” has the meaning set forth in Section 7(a)(i).

14.           “CIC Window Period” has the meaning set forth in Section 7(a).

15.           “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 or other applicable law governing continuation of insurance benefits.

16.           “Code” means the Internal Revenue Code of 1986, as amended.

17.           “Committee” means (a) for so long as the Company is a “controlled company” within the meaning of the NYSE corporate governance standards, the Board or such other committee as the Board may designate to act as the Committee for purposes of this Agreement or (b) if and when the Company is no longer a controlled company, the Compensation Committee of the Board or such other committee as the Board may designate to act as the Committee for purposes of this Agreement.

18.           “Common Stock” means the common stock of the Company, $0.001 par value per share, or any stock or other securities hereafter issued or issuable in substitution or exchange for the Common Stock.

19.           “Company” has the meaning set forth in the introductory paragraph of this Agreement.

20.           “Competing Business” has the meaning set forth in Section 10(c)(i).

21.           “Confidential Information” means any confidential or proprietary information or trade secrets of or relating to the Company or provided to the Company by a third party under an obligation or expectation of confidential treatment, including without limitation, all documents or information, in whatever form or medium concerning or evidencing the Company’s operations; processes; products; business practices; finances; principals; vendors; suppliers; customers and potential customers; marketing methods; costs, prices, contractual relationships; regulatory status; personnel (including without limitation compensation, other terms of employment, or performance other than as concerns solely Employee); drilling and production technology and maximization means, methods, and techniques; geological and geophysical maps, data, interpretations, and analyses; project and prospect locations and leads; well logs, interpretations, and analyses; and production information, but excluding any such documents or information that is or becomes generally available to the public other than as a result of any breach of this Agreement or violation of legal duty or other unauthorized disclosure by Employee or another.

22.           “Correction Period” has the meaning set forth in Section 5(b).

23.           “Date of Termination” means (a) if Employee’s employment is terminated by his death, the date of his death; (b) if Employee’s employment is terminated by the Company pursuant to any of Sections 5(a)(ii) or (iii), the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (c) if Employee’s

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employment is terminated by Employee pursuant to Section 5(a)(v), the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given and no later than thirty (30) days after the date such notice is given; (d) if Employee’s employment is terminated by the Company pursuant to Section 5(a)(iv) or by Employee pursuant to Section 5(a)(vi), thirty (30) days after the date such notice is given; and (e) if Employee’s employment is terminated pursuant to Sections 5(a)(vii) or (viii) by reason of notice of non-extension given by either party pursuant to Section 3, the last day of the then current Term, provided, however, that in the event of a termination by the Company pursuant to Section 5(a)(iv) or by Employee pursuant to Sections 5(a)(v) or (vi), the Company may accelerate the Date of Termination by paying Employee his Base Salary for the period by which the Date of Termination is so accelerated and such acceleration shall not change the characterization of the termination under such provision.

24.           “Dispute” has the meaning set forth in Section 19(a).

25.           “Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

26.           “Employee” has the meaning set forth in the introductory paragraph of this Agreement.

27.           “Excise Tax” has the meaning set forth in Section 7(c).

28.           “Ex. A” has the meaning set forth in the introductory paragraph of this Agreement.

29.           “Ex. B” has the meaning set forth in Section 1.

30.           “Expiration Date” has the meaning set forth in Section 3.

31.           “Extension Term” has the meaning set forth in Section 3.

32.          “Good Reason” means any of the following actions if taken without Employee’s prior consent: (a) a material reduction in Employee’s Base Salary; (b) a material reduction in Employee’s authority, responsibilities or duties; (c) a permanent relocation of Employee’s principal place of employment to any location outside of a one hundred (100) mile radius of the location from which Employee served the Company immediately prior to the relocation, provided such relocation is a material change in geographic location at which Employee must provide services for purposes of Section 409A of the Code and the regulations thereunder; or (d) any other material breach by the Company of this Agreement.  A change in Employee’s title or reporting structure, standing alone, does not constitute “Good Reason.”  Neither a transfer of employment among the Company and any of its Affiliates nor the Company or an Affiliate entering into a co-employer relationship with a personnel services organization constitutes Good Reason.  A suspension of Employee with pay pursuant to Section 5(e) does not constitute “Good Reason.”

33.           “Inability to Perform” means and shall be deemed to have occurred if (a) Employee has been determined under the Company’s or an Affiliate’s long-term disability plan to be eligible for long-term disability benefits, or (b) in the absence of, or Employee’s participation in or application for benefits under, such a plan, Employee’s inability to perform the essential functions of his position, despite any reasonable accommodation required by law, by reason of an illness or injury for (i) 180 consecutive calendar days or (ii) an aggregate of 180 calendar days during any period of 12 consecutive months, as determined by the Board in its sole discretion.

34.           “Initial Term” has the meaning set forth in Section 3.

35.           “Inventions” has the meaning set forth in Section 11(a).

36.           “Notice of Termination” has the meaning set forth in Section 5(d).

37.           “Oil and Gas Interests” has the meaning set forth in Section 10(c)(ii).

38.           “Other Invention” has the meaning set forth in Section 11(c).

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39.           “Prospective Oil and Gas Interests” has the meaning set forth in Section 10(c)(iii).

40.           “Release” means a waiver and release of claims by Employee in the form prescribed by the Company, which form may include an agreement by Employee not to disparage the Company, its Affiliates, and other related persons or entities and for certain post-employment cooperation, but which form shall not include a release and waiver of claims for indemnification or for coverage under officer and director liability policies, if applicable.

41.           “Release Effective Date” means earliest date following Employee’s Separation from Service that the Release described in Section 6(b) has become fully enforceable and irrevocable.

42.           “Restricted Activities” has the meaning set forth in Section 10(a).

43.           “Restriction Period” is the time period set forth on Ex. A.

44.           “Section 409A Exempt Amount” means (a) two (2) multiplied by the lesser of (i) Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the calendar year in which Employee has a Separation from Service (adjusted for any increase during that year that was expected to continue indefinitely if the service provider had not separated from service) or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Employee has a Separation from Service, less (b) the value of the Severance Benefits Continuation or CIC Benefits Continuation, as applicable (but excluding payments or benefits described in paragraphs (b)(9)(iv) and (v) of Treasury Regulation Section 1.409A-1).

45.           “Separation from Service” means separation from service (within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder) with the group of companies that includes the Company and each of its “409A Affiliates.” For this purpose, “409A Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single the Company under Code Section 414(b) or Code Section 414(c), but (i) in applying Code Section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code Section 1563(a)(1), (2), and (3), and (ii) in applying Treasury Regulation Section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2.

46.           “Severance Benefits Continuation” has the meaning set forth in Section 6(b)(ii).

47.           “Severance Pay” has the meaning set forth in Section 6(b)(i).

48.           “Severance Pay Period” has the meaning set forth in Section 6(c)(i).

49.           “Specified Geographical Area” has the meaning set forth in Section 10(c)(iv).

50.           “Term” has the meaning set forth in the Section 3.

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AGREED:

COMPANY	EMPLOYEE

By:		By:
	Name:		Name:
Title:

Date Signed:	Date Signed:

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